Exhibit 2.2

UNDERTAKING AGREEMENT

This UNDERTAKING AGREEMENT (this “Agreement”) is dated September 1, 2011 by and between Dynegy Gas Investments, LLC (“Beneficiary”), a limited liability company organized under the laws of the State of Delaware, and Dynegy Inc. (“Obligor”), a corporation organized under the laws of the State of Delaware.

W I T N E S S E T H:

WHEREAS, contemporaneously herewith, Beneficiary and Obligor are entering into that certain Membership Interest Purchase Agreement, pursuant to which Obligor is purchasing from Beneficiary 100% of the outstanding membership interests of Dynegy Coal Holdco, LLC, a limited liability company organized under the laws of the State of Delaware (the “Purchase Agreement”);

WHEREAS, in consideration of Beneficiary entering into the Purchase Agreement, Obligor has agreed to make certain payments to Beneficiary pursuant to the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties, intending to be legally bound, agree as follows:

Article I

DEFINITIONS

Section 1.1               Definitions.

“U.S. Government Obligations” means securities that are (a) direct obligations of the United States for the payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act of 1933, as amended) as custodian with respect to any such U.S. Government Obligation or a specific payment of principal of or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt, provided, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal of or interest on the U.S. Government Obligation evidenced by such depository receipt.

Capitalized words used but not defined herein shall have the meanings given to them in the Purchase Agreement.  Additional defined terms used herein shall have the respective meanings assigned thereto in the Sections indicated on Annex A.

Section 1.2               Construction.  In this Agreement, unless the context otherwise requires: (a) references to “writing” or comparable expressions include a reference to facsimile transmission or comparable means of communication; (b) the phrases “delivered” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant parties; (c) words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa; (d) references to Articles, Sections, Annexes, the Preamble and Recitals are references to articles, sections, annexes, the preamble and recitals of this Agreement, and the descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement; (e) whenever this Agreement refers to a number of days, that number shall refer to calendar days unless Business Days are specified and whenever any action must be taken under this Agreement on or by a day that is not a Business Day, then that action may be validly taken on or by the next day that is a Business Day; (f) the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, shall refer to this Agreement as a whole and not to any provision of this Agreement; (g) this “Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented; (h) “include”, “includes”, and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import; and (i) references to “Dollars”, “dollars” or “$”, without more are to the lawful currency of United States of America.

Article II

UNDERTAKING

Section 2.1             Undertaking.

(a)           Obligor hereby agrees to make payments to, and for the sole benefit of, Beneficiary (such payments, collectively, the “Payment Stream”) on such dates (each, a “Payment Date”) and in such amounts (each, a “Payment Amount”) as set forth on Annex B, as the same may be amended from time to time pursuant to Section 2.3 of the Purchase Agreement.  Under no circumstances shall Obligor be required to make payments in advance of any Payment Date.

(b)           Notwithstanding anything to the contrary contained in this Section 2.1, the Undertaking shall not constitute a guarantee of any obligations of Beneficiary, but instead is a contractual undertaking by Obligor to Beneficiary to independently make payments to Beneficiary.  The payment obligations of Obligor pursuant to this Agreement shall constitute direct payment obligations of Obligor for the sole benefit of Beneficiary, enforceable against Obligor solely by Beneficiary.  For the avoidance of doubt, no trustee or creditor of Beneficiary shall have any rights against Obligor in respect hereof or any rights as a third party beneficiary hereof.

Section 2.2             Release of Undertaking       Notwithstanding anything to the contrary contained in Section 2.1, Obligor shall be fully and irrevocably released from its obligations with respect to this Agreement if at any time Obligor shall deliver directly to Beneficiary (or to any other recipient at the direction of Beneficiary) any of the following:

(a)           if all Payment Amounts due to date have been paid in full at such time, cash in an amount equal to (i) $1,250,000,000 if such delivery is made on or prior to June 1, 2019 or (ii)  $175,000,000 if such delivery is made after June 1, 2019;

(b)           U.S. Government Obligations which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide cash in an amount, sufficient as reasonably determined by the Beneficiary, or in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Beneficiary, to pay and discharge in a timely manner all payments in the Payment Stream that are unpaid as of such time; or

(c)           a combination of (a) and (b), sufficient, as reasonably determined by the Beneficiary, or in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Beneficiary, to pay and discharge in a timely manner all payments in the Payment Stream that are unpaid as of such time (assuming for this purpose that any cash is applied immediately toward the payment of the Payment Amount due on the next Payment Date following the date of such payment or delivery of cash).

Article III

REPRESENTATIONS AND WARRANTIES OF BENEFICIARY

Beneficiary hereby represents and warrants to Obligor as follows as of the date hereof:

Section 3.1             Authorization; Non-Contravention.

(a)           Beneficiary has the requisite limited liability company power and authority and has taken all limited liability company and other action necessary to execute and deliver this Agreement and all other instruments and agreements to be delivered by Beneficiary as contemplated hereby, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by Beneficiary of this Agreement and all other instruments and agreements to be delivered by Beneficiary as contemplated hereby, the consummation by Beneficiary of the transactions contemplated hereby and the performance of its obligations hereunder have been duly authorized and approved by all necessary limited liability company or other action.  This Agreement has been, and all other instruments and agreements to be executed and delivered by Beneficiary as contemplated hereby will be, duly executed and delivered by Beneficiary.  Assuming that this Agreement constitutes valid and binding obligations of Obligor, this Agreement constitutes the valid and binding obligation of Beneficiary enforceable against Beneficiary in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.  Assuming that all other instruments and agreements to be delivered by Beneficiary as contemplated hereby constitute valid and binding obligations of Obligor and each other Person (other than Beneficiary and its Subsidiaries) party thereto, such instruments and agreements will constitute valid and binding obligations of Beneficiary enforceable against Beneficiary in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(b)           The execution and delivery of this Agreement, and all other instruments and agreements to be delivered by Beneficiary as contemplated hereby do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with any of the provisions of the certificate of incorporation or by-laws or equivalent charter documents of Beneficiary as amended to the date of this Agreement, (ii) conflict with or result in breach of, or constitute a default under, or result in the acceleration of any obligation or loss of any benefits under, any material Contract or other instrument to which Obligor is a party or by which Beneficiary or any of its properties or assets are bound or (iii) contravene any Law or any Order applicable to Beneficiary or by which any of its properties or assets are bound.

Article IV

REPRESENTATIONS AND WARRANTIES OF OBLIGOR

Obligor hereby represents and warrants to Beneficiary as follows as of the date hereof:

Section 4.1               Authorization; Non-Contravention.

(a)           Obligor has the requisite corporate power and authority and has taken all corporate or other action necessary to execute and deliver this Agreement and all other instruments and agreements to be delivered by Obligor as contemplated hereby, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Obligor of this Agreement and all other instruments and agreements to be delivered by Obligor as contemplated hereby, the consummation by it of the transactions contemplated hereby and the performance of its obligations hereunder have been duly authorized and approved by the board of directors of Obligor.  This Agreement has been, and all other instruments and agreements to be executed and delivered by Obligor as contemplated hereby will be, duly executed and delivered by Obligor. Assuming that this Agreement constitutes valid and binding obligations of Beneficiary, this Agreement constitutes the valid and binding obligation of Obligor, enforceable against Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and by general equitable principles.  Assuming that all other instruments and agreements to be delivered by Obligor as contemplated hereby constitute valid and binding obligations of Beneficiary and each other Person (other than Obligor) party thereto, such instruments and agreements  will constitute valid and binding obligations of Obligor enforceable against Obligor in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(b)           The execution and delivery of this Agreement, the Undertaking, and all other instruments and agreements to be delivered by Obligor as contemplated hereby do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with any of the provisions of the certificate of incorporation or by-laws or equivalent charter documents of Obligor, as amended to the date of this Agreement, (ii) conflict with or result in breach of, or constitute a default under, or result in the acceleration of any obligation or loss of any benefits under, any material Contract or other instrument to which Obligor is a party or by which Obligor or any of its properties or assets are bound or (iii) contravene any Law or any Order applicable to Obligor or by which any of its properties or assets are bound.

Article V

MISCELLANEOUS

Section 5.1           Notices.  Except as otherwise provided herein, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or facsimile transmission and in the case of telecopier or facsimile transmission, with copies by overnight courier service or registered mail to the respective parties as follows (or, in each case, as otherwise notified by any of the parties hereto) and shall be effective and deemed to have been given (i) immediately when sent by telecopier or facsimile between 9:00 A.M. and 6:00 P.M. (Houston, Texas time) on any Business Day (and when sent outside of such hours, at 9:00 A.M. (Houston, Texas time) on the next Business Day), and (ii) when received if delivered by hand or overnight courier service or certified or registered mail on any Business Day:

(a)                             If to Beneficiary, to:

Dynegy Gas Investments, LLC

1000 Louisiana Street, Suite 5800

Houston, TX 77002

Attention: Chief Financial Officer

Fax: 713-356-2993

(b)                            if to Obligor to:

Dynegy Inc.

1000 Louisiana Street, Suite 5800

Houston, TX 77002

Attention: General Counsel

Fax: 713-356-2993

Notices sent by multiple means, each of which is in compliance with the provisions of this Agreement will be deemed to have been received at the earliest time provided for by this Agreement.

Section 5.2           Entire Agreement.  This Agreement, together with the Annexes hereto, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto.

Section 5.3           Binding Effect; Benefit; Assignment.  This Agreement shall inure to the benefit of and be binding only upon the parties hereto. No Person not party to this Agreement shall be entitled to the benefits of this Agreement.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party. Any attempted assignment in violation of this Section 5.3 will be void.

Section 5.4           Amendment and Modification.  This Agreement may not be amended except by a written instrument executed by all parties to this Agreement.  No consent of any other Person shall be required in connection with an amendment of this Agreement.

Section 5.5           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. Signed counterparts of this Agreement may be delivered by facsimile and by scanned .pdf image.

Section 5.6           Applicable Law.  THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS RULES THEREOF.  THE STATE OR FEDERAL COURTS LOCATED WITHIN NEW YORK COUNTY IN THE STATE OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY AND THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS. EACH OF THE PARTIES HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (A) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (B) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (C) ANY LITIGATION OR OTHER PROCEEDING COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.

THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 5.1, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

Section 5.7           Severability.  If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain valid and binding and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein.

Section 5.8           Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, AND SHALL CAUSE ITS SUBSIDIARIES AND AFFILIATES TO WAIVE, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.9           Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Beneficiary and Obligor have caused this Agreement to be duly executed by their respective officers thereunto duly authorized, all as of the date first above written.

DYNEGY GAS INVESTMENTS, LLC

By:	/s/ Kent R. Stephenson
Name: Kent R. Stephenson
Title: Executive Vice President

DYNEGY INC.

By:	/s/ Clint C. Freeland
Name: Clint C. Freeland
Title: Chief Financial Officer

Annex A:   Additional Defined Terms

Defined Term	Section

Agreement	Preamble
Beneficiary	Preamble
Obligor	Preamble
Payment Amount	Section 2.2(a)
Payment Date	Section 2.2(a)
Payment Stream	Section 2.2(a)
Purchase Agreement	First Recital

Annex B:   Payment Dates and Payment Amounts

Payment Date	Payment Amount
December 1, 2011	$22,459,028
April 15, 2012	$6,671,875
June 1, 2012	$41,656,250
October 15, 2012	$6,671,875
December 1, 2012	$41,656,250
April 15, 2013	$6,671,875
June 1, 2013	$41,656,250
October 15, 2013	$6,671,875
December 1, 2013	$41,656,250
April 15, 2014	$6,671,875
June 1, 2014	$41,656,250
October 15, 2014	$6,671,875
December 1, 2014	$41,656,250
April 15, 2015	$6,671,875
June 1, 2015	$41,656,250
October 15, 2015	$6,671,875
December 1, 2015	$41,656,250
April 15, 2016	$6,671,875
June 1, 2016	$41,656,250
October 15, 2016	$6,671,875
December 1, 2016	$41,656,250
April 15, 2017	$6,671,875
June 1, 2017	$41,656,250
October 15, 2017	$6,671,875
December 1, 2017	$41,656,250
April 15, 2018	$6,671,875
June 1, 2018	$41,656,250
October 15, 2018	$6,671,875
December 1, 2018	$41,656,250
April 15, 2019	$6,671,875

Payment Date	Payment Amount
June 1, 2019	$1,116,656,250
October 15, 2019	$6,671,875
April 15, 2020	$6,671,875
October 15, 2020	$6,671,875
April 15, 2021	$6,671,875
October 15, 2021	$6,671,875
April 15, 2022	$6,671,875
October 15, 2022	$6,671,875
April 15, 2023	$6,671,875
October 15, 2023	$6,671,875
April 15, 2024	$6,671,875
October 15, 2024	$6,671,875
April 15, 2025	$6,671,875
October 15, 2025	$6,671,875
April 15, 2026	$6,671,875
October 15, 2026	$181,671,875